CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated August 26, 2010, accompanying the financial statements of Long-Term Investment Grade Trust, Series 32 and Insured Income Trust, Series 167 (included in Van Kampen Unit Trusts, Taxable Income Series
133) as of April 30, 2010, and for the period from May 20, 2008 (date of deposit) through April 30, 2009 and for the year ended April 30, 2010 and the financial highlights for the period from May 20, 2008 (date of deposit) through April 30, 2009 and for the year ended April 30, 2010, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-149695) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
August 26, 2010